For Immediate Release
Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. Vice President, Corporate Affairs (914) 789-2800 rkrawiec@progenics.com

PROGENICS ACHIEVES ENROLLMENT TARGET IN CLINICAL TRIAL OF HIV ENTRY INHIBITOR PRO 140

Tarrytown, NY - December 14, 2006 - Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that it has completed enrollment and dosing in a phase 1b clinical trial of PRO 140, a new investigational HIV therapy. PRO 140 is a humanized monoclonal antibody that binds CCR5, a principal portal used by HIV to enter cells and a promising target for a new generation of HIV therapies. PRO 140 is a viral-entry inhibitor, designed to prevent HIV from entering and infecting immune system cells. This phase 1b trial was designed to evaluate the tolerability, pharmacology and antiviral activity of PRO 140 in patients infected with HIV.

“PRO 140 may become the basis for a new treatment paradigm in HIV infection,” said Paul J. Maddon, M.D., Ph.D., Progenics’ Founder, Chief Executive Officer, and Chief Science Officer. “Small-molecule therapies are often limited by side effects, drug interactions and difficult daily treatment regimens. PRO 140 has the potential to address these limitations. PRO 140's unique mode of action is designed to protect healthy immune system cells by blocking the first step of the viral life cycle - viral entry.”

Progenics has completed the planned dosing of 39 HIV-infected patients in this proof-of-concept phase 1b trial. This multi-center, double-blind, randomized, placebo-controlled, dose-escalation study was conducted in patients who had not received any anti-retroviral therapy within the previous three months and who had HIV plasma concentrations of 5,000 copies/mL or more. Patients received a single intravenous dose of study medication - either placebo or one of three increasingly higher doses (0.5, 2.0 or 5.0 mg/kg) of PRO 140. The study assessed tolerability, PRO 140 blood levels, PRO 140 binding to CCR5 on peripheral blood cells, and antiviral effects, measured as changes in plasma HIV viral load following treatment.

In a previously reported phase 1a clinical trial with healthy male volunteers, PRO 140 was generally well tolerated at all dose levels with no reported clinically meaningful drug-related side effects. Dose-dependent binding of PRO 140 to CCR5-expressing peripheral blood cells was reported in that trial, with prolonged coating of CCR5 cells by PRO 140 (in the high dose group (5.0 mg/kg)) for at least 60 days, without cellular depletion.

Company Profile

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has four product candidates in clinical development and several others in preclinical development. The Company, in collaboration with Wyeth, is developing methylnaltrexone for the treatment of opioid-induced side effects, including constipation and post-operative ileus. In the area of HIV infection, the Company is developing the viral-entry inhibitor, PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1b studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company is developing in vivo immunotherapies for prostate cancer, including a human monoclonal antibody-drug conjugate directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA, and has a recombinant PSMA vaccine in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

DISCLOSURE NOTICE: The information contained in this document is current as of December 14, 2006. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics is available at http://www.progenics.com